Exhibit 99.1

Press Release

MULTI-COLOR CORPORATION ANNOUNCES RECORD

REVENUE OF $29.1 MILLION FOR FISCAL 2004 FIRST QUARTER

CINCINNATI, OHIO, July 17, 2003 – Multi-Color Corporation (NASDAQ: LABL) announced financial results for fiscal 2004 first quarter ending June 30, 2003. First quarter FY2004 highlights included:

•	Net Sales increased to a record $29.1 million, up 39% from last year’s record of $20.9 million.
•	Net Income was $1.6 million, up 26% from the same period a year ago.
•	Earnings per share also increased to $.38 per diluted share, up 27% from the previous year.

Revenues from the previous year’s acquisitions account for approximately ninety percent of the sales increase with the remainder from internal growth.

“I am pleased with the growth we are experiencing with our existing customers, however, continued emphasis is needed to generate more new business from new customers. As we continue to serve our customers exceedingly well, we must also excel at winning new customers and new opportunities”, said Frank Gerace, President and CEO of Multi-Color Corporation.

Operating margins were impacted by investments in associate training, upfront costs to initiate our Six Sigma program, and below standard operating performance at our Las Vegas manufacturing location.

“While swift action is being taken to improve short-term performance at our Las Vegas facility, our Six Sigma initiative, V2, will provide long-term benefits. V2 is designed to increase value by reducing costs and increase velocity by decreasing operating cycle time”, said Gerace.

“We continue to receive positive customer feedback regarding the unique and distinct advantages of doing business with Multi-Color. We offer our customers the broadest spectrum of technologies available in the market place to meet their packaging needs.

Yesterday’s announcement of our acquisition of the heat transfer label business from IPC&L further supports our position and extends our reach into Central and South America”, concluded Frank Gerace.

Multi-Color was recently rated Ohio’s best long-term investment for its stock price increase over the last 5 years and one of Ohio’s fastest growing companies by the Cleveland Plain Dealer.

FY2004 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on July 18, 2003 at 1 p.m. (ET) to discuss the news release. For access to the conference call, please dial 1-877-576-2618 by 12:45 p.m. (ET). A replay of the conference call will be available 3:00 pm. (ET) on July 18, 2003 until midnight (ET) on July 25, 2003 by calling 1-800-642-1687 (code 1744378). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

Forward-looking statements in this release including, without limitations, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgement of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (<http://www.multicolorcorp.com>)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

Fiscal Year to Date and Three Months Ended

	June 30, 2003	June 30, 2002
Net Sales	$29,107	$20,913
Cost of Goods Sold	23,415	16,767

Gross Profit	5,692	4,146

Selling, General & Administrative	2,468	1,669

Operating Income	3,224	2,477

Other Expense (Income)	203	48
Interest Expense	369	335

Income before taxes	2,652	2,094
Provision for taxes	1,024	806

Net Income	1,628	1,288

Basic Earnings Per Share	$0.41	$0.34
Diluted Earnings Per Share	$0.38	$0.30

Selected Balance Sheet Information

(in 000’s) Unaudited

	June 30, 2003	June 30, 2002
Current Assets	$22,342	$15,361
Total Assets	$66,041	$56,278
Current Liabilities	$14,358	$16,146
Total Liabilities	$39,116	$37,277
Stockholders’ Equity	$26,924	$19,001
Total Debt	$26,637	$29,089

For more information, please contact:

Dawn Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com